Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, November 17, 2017 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.053238 per unit, payable on December 28, 2017, to unitholders of record on November 30, 2017. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.053238 per unit is lower than the $0.126284 per unit distributed last quarter. As compared to the previous quarter, the volume of both oil and natural gas produced and included in the current distribution have decreased, while the prices for oil and natural gas produced and included in the current distribution have increased. This distribution is lower than the $0.091087 per unit distributed in the comparable quarter in 2016. As compared to the comparable quarter in 2016, the price of oil and the volume of both oil and natural gas produced and included in the current distribution have decreased, while the price of natural gas produced and included in the current distribution slightly increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

*            *             *

Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Southwest Bank, Trustee
Toll Free – 1.855.588-7839